VERSAR, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

Introduction to Unaudited Pro Forma Consolidated Financial Statements

On July 1, 2014, Versar, Inc. (“Versar”, “our”, “we”, or “Company”) acquired all of the issued and outstanding capital stock of J.M. Waller Associates, Inc. (“JMWA”), a Virginia corporation. JMWA is a Service Disabled Veteran Owned Small Business providing architectural, design, planning, construction management environmental, facilities, and logistical consulting services to federal, state, municipal and commercial clients. The outstanding capital stock of JMWA was acquired by Versar pursuant to a Stock Purchase Agreement by and among Versar, JMWA, and the stockholders of JMWA, entered into on June 30, 2014 (the “Stock Purchase Agreement”). The aggregate purchase price for the outstanding capital stock of JMWA is $13,000,000, which is comprised of: (i) cash in the amount of $7,000,000 paid pro rata in accordance with each stockholder’s ownership interest in JMWA at closing; and (ii) three seller notes with an aggregate principal amount of $6,000,000 issued by Versar to the stockholders, pro rata in accordance with each stockholders’ ownership interest in JMWA at closing. The seller notes bear interest of 5.00% per annum and mature on the third business day of January 2019. The purchase price is subject to a post-closing adjustment based on an agreed target net working capital of JMWA as of the date of closing. The Stock Purchase Agreement contains customary representations and warranties and requires the JMWA stockholders to indemnify Versar for certain liabilities arising under the agreement, subject to certain limitations and conditions.

The accompanying unaudited pro forma consolidated financial statements are based upon the historical financial statements of Versar and JMWA and have been developed from (i) our audited consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended June 27, 2014 and June 28, 2013, (ii) JMWA’s unaudited consolidated balance sheet as of June 30, 2014, and its unaudited consolidated income statement as of June 30, 2014 and 2013, and (iii) JMWA audited financial statements for the year ended December 31, 2013. JMWA results of operations have been conformed to Versar’s fiscal year adding the subsequent interim results for the six months ended June 30, 2014 to the JMWA December 31, 2013 audited financial data and deducting the comparable preceding year’s interim results.

The adjustments set forth herein and described in the accompanying notes to the unaudited pro forma consolidated financial statements are intended to reflect the impact of the Acquisition. The unaudited pro forma consolidated balance sheet at June 27, 2014, is presented as if the Acquisition had been completed on June 27, 2014. The unaudited pro forma consolidated statement of operations for the fiscal year ended June 27, 2014, is presented as if the Acquisition had been completed on June 29, 2014.

Both the Versar and JMWA consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The unaudited pro forma consolidated financial information does not purport to represent what our results of operations or financial position would actually have been had the Acquisition occurred on the dates described above or to project our results of operations or financial position for any future date or period. The information does not reflect cost savings, operating synergies or revenue enhancements that may result from the Acquisition or the costs to achieve any such potential cost savings, operating synergies or revenue enhancements.

 Actual results may differ from the unaudited pro forma consolidated financial statements based on, among other things, completion of (i) the final purchase price of JMWA after post-closing purchase price adjustments as set forth in the Stock Purchase Agreement (ii) the analysis of deferred tax assets and liabilities and (iii) the valuations necessary to finalize the allocation of purchase price to the assets acquired and liabilities assumed. Changes in the fair value of assets acquired or liabilities assumed, including deferred tax assets and/or liabilities, would result in a corresponding change in the amount of goodwill. In addition, if the value of the tangible and intangible assets acquired is higher than the preliminary purchase price allocation, then we may record higher depreciation and/or amortization expense than is presented in these unaudited pro forma consolidated financial statements. Deferred taxes will also be affected by any differences between actual results and the preliminary results presented.

The following unaudited pro forma consolidated financial statements and the accompanying notes should be read together with:

(1) the Versar audited consolidated financial statements and accompanying notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in Versar’s Annual Report on Form 10-K for the fiscal year ended June 28, 2013, filed with the SEC on September 12, 2013,

(2) the Versar audited consolidated financial statements and accompanying notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in Versar’s Annual Report on Form 10-K for the fiscal year ended June 27, 2014, filed with the SEC on September 10, 2014,

(3) the JMWA audited consolidated financial statements and accompanying notes as of and for the fiscal year ended December 31, 2013 and 2012, filed as Exhibit 99.1 with this Current Report on Form 8-K/A,

(4) the JMWA unaudited consolidated interim balance sheet as of June 30, 2014 and the statements of operations and cash flows as of June 30, 2014 and 2013, filed as Exhibit 99.2 with this Current Report on Form 8-K/A.

VERSAR, INC. AND SUBSIDIARIES

Unaudited Pro Forma Consolidated Balance Sheet

As of June 27, 2014

(In thousands, except share amounts)

	Versar	JMWA	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets
Cash and cash equivalents	$9,674	$472	(7,000)	a	3,146
Accounts receivable, net	25,983	4,996	-		30,979
Inventory, net	1,294	-	-		1,294
Prepaid expenses and other current assets	1,303	115	-		1,418
Deferred income taxes	2,254	-	-		2,254
Income tax receivable	2,325	-	-		2,325
Total current assets	42,833	5,583	(7,000)		41,416
Property and equipment, net	2,389	382	-		2,771
Deferred income taxes, non-current	533	-	-		533
Goodwill	8,073	-	10,459	b	18,532
Intangible assets, net	2,930	-	-		2,930
Other assets	1,003	41	-		1,043
Total assets	$57,761	$6,006	3,459		67,226

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$11,272	$1,523	-		12,795
Accrued salaries and vacation	2,912	1,308	-		4,220
Other current liabilities	3,568	421	-		3,989
Notes payable, current	958	1,593	(392)	d	2,159
Total current liabilities	18,710	4,846	(392)		23,163
Notes payable, non-current	156	-	4,800	d	4,956
Other long-term liabilities	1,110	210	-		1,320
Total liabilities	19,976	5,056	4,408		29,440

Commitments and contingencies	-

Stockholders' equity
Common stock $.01 par value	100	-	-		100
Capital in excess of par value	30,393	298	(298)	c	30,393
Retained earnings	9,032	3,886	(3,886)	c	9,032
Treasury stock, at cost	(1,396)	(3,256)	3,256	c	(1,395)
Paid in Capital	-	21	(21)	c	(0)
Accumulated other comprehensive loss; foreign currency translation	(344)	-	-		(344)
Total stockholders' equity	37,785	949	(949)		37,786
Total liabilities and stockholders' equity	$57,761	$6,006	3,459		67,226

VERSAR, INC. AND SUBSIDIARIES

Unaudited Pro forma Consolidated Statement of Operations

Year ended June 27, 2014

(In thousands, except per share amounts)

	Versar	JMWA		Pro Forma Adj		Pro Forma

GROSS REVENUE	$110,280	$31,374				$141,654
Purchased services and materials, at cost	55,108	-				55,108
Direct costs of services and overhead	48,438	21,421				69,859
GROSS PROFIT	6,734	9,953				16,687

Selling, general and administrative expenses	8,390	6,936				15,326
Other operating income	(1,596)	-				(1,596)
Goodwill impairment	1,381	-				1,381
OPERATING (LOSS) INCOME	(1,441)	3,016				1,575

OTHER (INCOME) EXPENSE
Write-off of uncollectible financing receivable	-	-				0
Interest income	(15)	-				(15)
Interest expense	133	-		212	f	344.90
Other	-	724				724
(LOSS) INCOME BEFORE INCOME TAXES, FROM CONTINUING OPERATIONS	(1,559)	2,292				522

Income tax (benefit) expense	(1,043)	871	e			(172)

NET (LOSS) INCOME FROM CONTINUING OPERATIONS	$(516)	$1,421				$694

NET (LOSS) INCOME PER SHARE-BASIC and DILUTED
Continuing operations	$(0.05)					0.07

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING-DILUTED	9,663					9,663

Note A —Basis of presentation

We prepared the unaudited pro forma consolidated financial information under the U.S. GAAP standard related to business combinations and corresponding SEC rules and regulations. This guidance requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, the guidance establishes that the consideration transferred be measured at the closing date of the acquisition.

U.S. GAAP related to fair value measurements define the term “fair value” and set forth the valuation requirements for any asset or liability measured at fair value. Fair value is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

The pro forma adjustments described below have been developed based on estimates relating to, among other things, the consideration paid and the allocation thereof to the assets acquired and liabilities assumed from JMWA based on preliminary procedures. The final acquisition price allocation may differ from that reflected in the pro forma financial statements upon completion of our valuation procedures.

The unaudited pro forma consolidated financial statements are preliminary, are provided for illustrative purposes only and do not purport to represent what our actual consolidated results of operations or consolidated financial position would have been had the Acquisition occurred on the dates assumed in the pro forma financial statements, nor are they indicative of our future consolidated results of operations or financial position. The actual results reported in periods following the Acquisition may differ significantly from those reflected in these pro forma financial statements for a number of reasons, including, but not limited to, differences between the assumptions used to prepare these pro forma financial statements and actual amounts, cost savings from operating efficiencies, timing and impact of potential synergies, costs and liabilities related to integration planning and the actual interest rates applicable to the funds borrowed to finance the Acquisition. Management continues to assess and estimate operating efficiencies, potential synergies and integration costs and liabilities but has not concluded that process. In addition, adjustments have been made to the pro forma consolidated financial statements for non-recurring items related to the Acquisition. As a result, the pro forma information does not purport to be indicative of what the financial condition or results of operations would have been had the Acquisition been completed on the applicable dates of this pro forma financial information. The pro forma financial statements are based upon the historical financial statements of Versar and JMWA and do not purport to project the future financial condition and results of operations after giving effect to the Acquisition.

Note B - Pro Forma Adjustments

Pro forma adjustments reflect only those adjustments that are factually supportable and do not include the impact of contingencies that will not be known until the resolution of the contingency.

The adjustments set forth herein are intended to reflect the impact of the Acquisition. The unaudited pro forma consolidated balance sheet at June 27, 2014, is presented as if the Acquisition had been completed on June 27, 2014. The unaudited pro forma consolidated statement of operations for the fiscal year ended June 27, 2014, is presented as if the Acquisition had been completed on June 29, 2014.

Following are brief descriptions of each of the pro forma adjustments included in the unaudited pro forma financial statements:

Unaudited Pro Forma Consolidated Balance Sheet as of June 27, 2014:

(a)	Record cash paid of $7 million to record the purchase of JMWA
(b)	Record the preliminary estimated goodwill of $11.4 million. As of the timing of this filing, the Company has not yet completed the preliminary purchase price allocation for the JMWA acquisition and, therefore, does not have an adequate basis for allocating a portion of the purchase consideration to identifiable intangible assets acquired. The pro forma statement does not include the related effects of any amortization expense associated with definite-lived intangible assets that may be recorded once the purchase price allocation is complete.
(c)	Eliminate JMWA equity.
(d)	Record three seller notes with an aggregate principal amount of $6,000,000 issued by Versar to the stockholders of JMWA, pro rata in accordance with each stockholders’ ownership interest in JMWA at closing. The seller notes bear interest of 5.00% per annum and mature on the 3rd business day of January 2019. Reduce the “Note Payable-current” line to reflect payment of line of credit.

Unaudited Pro Forma Consolidated Statement of Operations as of June 30, 2014:

(e)	Versar used an assumed tax rate of 38% to estimate the income tax provision from the operations of JMWA, an S-Corporation.
(f)	Record interest expense of seller notes.